Exhibit 99.1

Coach Reports Third Quarter Earnings of $0.77, Up 24% on a 17% Sales Increase

Increases Quarterly Dividend by 33%

NEW YORK--(BUSINESS WIRE)--April 24, 2012--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced sales of $1.11 billion for its third fiscal quarter ended March 31, 2012, compared with $951 million reported in the same period of the prior year, an increase of 17%. Net income for the quarter totaled $225 million, with earnings per diluted share of $0.77. This compared to net income of $186 million and earnings per diluted share of $0.62, in the prior year’s third quarter, increases of 21% and 24%, respectively.

The company also announced that its Board of Directors has voted to increase its cash dividend by 33%, raising it to an annual rate of $1.20 per share starting with the dividend to be paid to stockholders in July 2012.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re pleased with the very strong top and bottom-line performance we achieved in the third quarter, as well as the expansion of our operating margin. Our results demonstrated the brand’s resonance across channels, categories and geographies and reflected the effectiveness of our new pricing and promotional strategies in our North American factory business. Further, the announcement today of a 33% increase in our dividend reflects our financial strength and our confidence in Coach’s business outlook.”

For the third fiscal quarter, operating income totaled $337 million, up 21% from the $280 million reported on a non-GAAP basis in the comparable year ago period, while the operating margin was 30.4% versus 29.4% reported in the prior year. During the quarter, gross profit increased 18% to $818 million from $692 million a year ago. Gross margin expanded 100 basis points on a year-over-year basis at 73.8% from 72.8%. SG&A expenses as a percentage of net sales was 43.3%, compared to the 43.4% reported in the year-ago quarter on a non-GAAP basis. During the year-ago quarter, the company recorded certain items including a favorable tax settlement. As a result, it made charitable contributions which precisely offset the benefit of the tax settlement to net income and earnings per share. Therefore, on a GAAP basis, operating income for the prior year’s third quarter was $254 million with a 26.7% margin and the SG&A expense ratio was 46.1%.

The company also announced that during the third fiscal quarter, it repurchased and retired 2.33 million shares of its common stock at an average cost of $73.92 per share, spending a total of $172 million. At the end of the period, approximately $430 million remained under the company’s previous repurchase authorization.

For the nine months ended March 31, 2012, net sales were $3.61 billion, up 15% from the $3.13 billion reported in the first nine months of fiscal 2011. Net income totaled $787 million, up 16% from the $678 million reported a year ago, while earnings per share rose 19% to $2.67 from $2.24.

Third fiscal quarter sales results in each of Coach’s primary channels of distribution grew as follows:

  Direct-to-consumer sales, which now include Singapore and Taiwan, increased 18% to $984 million from $837 million last year. North American comparable store sales for the quarter rose 6.7%. In China, sales growth continued strong, up nearly 60%, driven by distribution growth and double-digit comparable location sales. Sales in Japan rose 10% on a constant-currency basis, while dollar sales rose 14%, boosted by a stronger yen.
  Indirect sales increased 10% to $125 million in the third quarter from the $114 million reported in the prior year. International sales at POS were strong for the quarter while sales in U.S. department stores were modestly below last year’s levels.

During the third quarter of fiscal 2012, in North America, the company opened one retail store, closed another and opened five factory stores including two Men’s factory stores. This brought the total to 350 retail stores and 162 factory stores as of March 31, 2012. In China, five new locations were opened during the quarter, all on the Mainland, bringing the total to 85. In Japan, Coach opened three locations and closed three others keeping the total at 184 at the end of the quarter. In January, the company acquired the domestic retail Coach business in Taiwan, which followed the acquisition of the Singapore domestic retail business earlier in the fiscal year. At quarter-end, as the result of these acquisitions the company operated 6 locations in Singapore and 26 in Taiwan.

Mr. Frankfort continued, “Leveraging the underlying strength of our North American business we implemented a significant shift in our pricing strategy in factory stores during the quarter, as we eliminated in-store couponing across our network. Our new “no math” pricing structure provides us with greater marketing flexibility, enabling us to balance productivity gains and margin improvement. Complementing this strategy, we broadened our e-commerce factory programs and continued to refine our initiatives across all aspects of digital media.”

“Internationally, our directly-operated businesses are also growing rapidly with China continuing to post excellent gains, remaining on course to generate at least $300 million in sales this year. As previously noted, in January we took control of our domestic retail business in Taiwan, and will be acquiring our Malaysian retail business in July. In addition, we are very pleased to announce that we have signed an agreement to take control of our domestic retail business in Korea effective in early FY13.”

“We’re also excited about the results we’re achieving globally in our Men’s business, which remains on track to double to over $400 million this year. Given the success of Men’s, we are now accelerating the rollout of Men’s within existing retail stores. By the end of this fiscal year, we expect to have a broader expression of Men’s in nearly 100 Coach retail stores in North America, up from 42 at the end of the third quarter. Outside the U.S., where Men participate in the category at a higher rate, new dual gender and dedicated men’s shops are the primary distribution growth vehicles.”

“Looking ahead, we’re particularly pleased with the reception that both the Willis and Hamptons Weekend groups are enjoying worldwide. The strong response to both groups, which were inspired by successful collections from our archives, reinforce our confidence in the performance of our next significant platform, Legacy, which will launch this August. Also inspired by our heritage, grounded in leather and featuring iconic Coach elements, the Legacy collection will span a full range of women’s and men’s bags, small leathergoods, and complementary accessories while incorporating other lifestyle categories such as outerwear, footwear, jewelry, watches, and scarves. It has already received widespread and positive coverage by the fashion press.”

“Our excellent results this quarter and the trends we’re continuing to experience reflect the vibrancy of the Coach proposition. Given the strength of our business, we remain confident in our ability to continue to drive sales and earnings at a double-digit pace over our planning horizon,” Mr. Frankfort concluded.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 24, 2012. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," “confidence,” “trends,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011 for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 31, 2012 and April 2, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011

Net sales	$1,108,981	$950,706	$3,607,989	$3,126,832

Cost of sales	290,914	259,051	980,058	843,830

Gross profit	818,067	691,655	2,627,931	2,283,002

Selling, general and
administrative expenses	480,575	437,818	1,467,572	1,290,170

Operating income	337,492	253,837	1,160,359	992,832

Interest income, net	257	292	355	770

Other expense	(1,929)	(1,134)	(5,160)	(3,068)

Income before provision for income taxes	335,820	252,995	1,155,554	990,534

Provision for income taxes	110,818	66,980	368,074	312,215

Net income	$225,002	$186,015	$787,480	$678,319

Net income per share

Basic	$0.78	$0.63	$2.73	$2.29

Diluted	$0.77	$0.62	$2.67	$2.24

Shares used in computing net income per share

Basic	287,569	294,841	288,981	296,200

Diluted	293,496	301,620	294,952	302,589
COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended April 2, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	April 2, 2011
	GAAP Basis	Tax	Japan	Charitable	Non-GAAP Basis
	(As Reported)	Adjustment	Donation	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$437,818	$-	$4,809	$20,869	$412,140

Operating income	$253,837	$-	$(4,809)	$(20,869)	$279,515

Income before provision for income taxes	$252,995	$-	$(4,809)	$(20,869)	$278,673

Provision for income taxes	$66,980	$(15,517)	$(2,022)	$(8,139)	$92,658

Net income	$186,015	$15,517	$(2,787)	$(12,730)	$186,015

Diluted Net income per share	$0.62	$0.05	$(0.01)	$(0.04)	$0.62
COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 31, 2012 and April 2, 2011
(in thousands, except per share data)
(unaudited)

	NINE MONTHS ENDED
	March 31, 2012				April 2, 2011
	GAAP Basis	Tax	Charitable	Non-GAAP Basis	Non-GAAP Basis
	(As Reported)	Adjustment	Contribution	(Excluding Items)	(Excluding Items)

Selling, general and
administrative expenses	$1,467,572	$-	$20,270	$1,447,302	$1,264,492

Operating income	$1,160,359	$-	$(20,270)	$1,180,629	$1,018,510

Income before provision for income taxes	$1,155,554	$-	$(20,270)	$1,175,824	$1,016,212

Provision for income taxes	$368,074	$(12,365)	$(7,905)	$388,344	$337,893

Net income	$787,480	$12,365	$(12,365)	$787,480	$678,319

Diluted Net income per share	$2.67	$0.04	$(0.04)	$2.67	$2.24

	NINE MONTHS ENDED
	April 2, 2011
	GAAP Basis	Tax	Japan	Charitable	Non-GAAP Basis
	(As Reported)	Adjustment	Donation	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$1,290,170	$-	$4,809	$20,869	$1,264,492

Operating income	$992,832	$-	$(4,809)	$(20,869)	$1,018,510

Income before provision for income taxes	$990,534	$-	$(4,809)	$(20,869)	$1,016,212

Provision for income taxes	$312,215	$(15,517)	$(2,022)	$(8,139)	$337,893

Net income	$678,319	$15,517	$(2,787)	$(12,730)	$678,319

Diluted Net income per share	$2.24	$0.05	$(0.01)	$(0.04)	$2.24
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 31, 2012, July 2, 2011 and April 2, 2011
(in thousands)
(unaudited)

	March 31,	July 2,	April 2,
	2012	2011	2011
ASSETS

Cash, cash equivalents and short term investments	$929,670	$702,038	$886,159
Receivables	169,467	142,898	131,731
Inventories	475,364	421,831	391,442
Other current assets	185,047	185,621	153,070

Total current assets	1,759,548	1,452,388	1,562,402

Property and equipment, net	602,685	582,348	552,842
Other noncurrent assets	622,637	600,380	606,621

Total assets	$2,984,870	$2,635,116	$2,721,865

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$107,394	$118,612	$92,632
Accrued liabilities	514,992	473,610	456,606
Current portion of long-term debt	847	795	791

Total current liabilities	623,233	593,017	550,029

Long-term debt	22,607	23,360	23,454
Other liabilities	400,128	406,170	405,724

Stockholders' equity	1,938,902	1,612,569	1,742,658

Total liabilities and stockholders' equity	$2,984,870	$2,635,116	$2,721,865

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications